SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]Preliminary Proxy Statement                 [ ]Confidential, for Use of the
[x]Definitive Proxy Statement                     Commission Only (as permitted
[ ]Definitive Additional Materials                by Rule 14a-6(e)(2))
[ ]Soliciting Material Under Rule 14a-12

                          COOPERATIVE BANKSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment  of Filing Fee (Check the appropriate box):
[x]   No fee required.
[ ]   Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(1)  and
      0-11.

      1.  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

      2. Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

      4. Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

      5. Total fee paid:

         -----------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials:___________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1. Amount Previously Paid:

         -----------------------------------------------------------------------

      2. Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

      3. Filing Party:

         -----------------------------------------------------------------------

      4. Date Filed:

         -----------------------------------------------------------------------

                   [COOPERATIVE BANKSHARES, INC. LETTERHEAD]

                                 March 22, 2002




Dear Stockholder:

     We invite you to attend the Annual Meeting of Stockholders of Cooperative Bankshares, Inc. (the "Company") to be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 26, 2002 at 11:00 a.m.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company as well as representatives of KPMG LLP, the Company's independent auditors, will be present to respond to any questions the stockholders may have.

     ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important, regardless of the number of shares you own.

                                         Sincerely,

                                         Frederick Willetts, III
                                         President and Chief
                                            Executive Officer

--------------------------------------------------------------------------------

                          COOPERATIVE BANKSHARES, INC.
                                201 MARKET STREET
                        WILMINGTON, NORTH CAROLINA 28401
                                 (910) 343-0181

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 26, 2002
--------------------------------------------------------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Cooperative Bankshares, Inc. (the "Company") will be held at Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 26, 2002 at 11:00 a.m.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

     1.   The  election of three  directors of the Company for three year terms;
          and

     2. The transaction of such other matters as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on any of the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Stockholders of record at the close of business on March 6, 2002 are the stockholders entitled to vote at the Meeting and any adjournments thereof.

     You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 Linda B. Garland
                                 Vice President and Secretary
Wilmington, North Carolina
March 22, 2002


--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                                       OF
                          COOPERATIVE BANKSHARES, INC.
                                201 MARKET STREET
                        WILMINGTON, NORTH CAROLINA 28401

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 2002
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     GENERAL
--------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooperative Bankshares, Inc. (the
"Company"), holding company for Cooperative Bank for Savings, Inc., SSB ("Cooperative Bank") to be used at the Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 26, 2002 at 11:00 a.m. The accompanying Notice of Annual Meeting and this Proxy Statement are being first mailed to stockholders on or about March 22, 2002.


--------------------------------------------------------------------------------
                       VOTING AND REVOCABILITY OF PROXIES
--------------------------------------------------------------------------------

     Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS SET FORTH BELOW. The Bylaws of the Company provide that in the absence of stockholder direction, a stockholder's proxy shall be voted as determined by a majority of the Board of Directors. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the Meeting.

     Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to Linda B. Garland, Secretary of the Company, at the address shown above, by filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting, or by attending the Meeting and voting in person.


--------------------------------------------------------------------------------
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

     The securities entitled to vote at the Meeting consist of the Company's common stock, par value $1.00 per share (the "Common Stock"). Stockholders of record as of the close of business on March 6, 2002 (the "Record Date") are entitled to one vote for each share of Common Stock then held. As of the Record Date, the Company had 2,835,447 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Meeting.

     Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"). The following table sets forth, as of the Record Date, certain information as to the Common Stock beneficially owned by persons owning in excess of 5% of the Common Stock, by each of the executive officers named in the Summary Compensation Table on page 7, and by all executive officers and directors of the Company as a group. Management knows of no person, except as listed below, who owned more than 5% of the Company's outstanding shares of the Common Stock as of the Record Date.

                                                           AMOUNT AND               PERCENT OF
                                                            NATURE OF                SHARES OF
NAME AND ADDRESS                                           BENEFICIAL              COMMON STOCK
OF BENEFICIAL OWNER                                       OWNERSHIP (1)            OUTSTANDING
-------------------                                       -------------            ------------
Frederick Willetts, III
201 Market Street
Wilmington, North Carolina  28401                          253,307   (2)               8.93%

O.C. Burrell, Jr.
201 Market Street
Wilmington, North Carolina  28401                           43,448   (3)               1.53%

Jeffrey L. Gendell
200 Park Avenue
New York, New York  10166                                  243,700                     8.59%

Cooperative Bank for Savings, Inc., SSB
Employee Stock Ownership- 401(k) Plan
201 Market Street
Wilmington, North Carolina  28401                          188,408                     6.64%

All executive officers and directors
 as a group (11 persons)                                   518,370   (4)              18.26%

____________
(1) Includes stock held in joint tenancy; stock owned as tenants in common; stock owned or held by a spouse or other member of the individual's household; stock allocated through an employee benefit plan of the Company; stock subject to options exercisable within 60 days; and stock owned by businesses in which the officer or director is an officer or major stockholder, or as a custodian or trustee, or by spouses as a custodian or trustee, over which shares such officer or director effectively exercises sole or shared voting and/or investment power, unless otherwise indicated.
(2) Includes 17,000 shares which Mr. Willetts has the right to purchase pursuant to the exercise of stock options under the 1998 Option Plan and 18,339 shares allocated to Mr. Willetts' account under the Cooperative Bank for Savings, Inc., SSB Employee Stock Ownership - 401(k) Supplemental Retirement Plan (the "401(k)"). Also includes shares of Common Stock owned by Mr. Willetts' spouse and children, as well as shares held in various family trusts of which Mr. Willetts serves as a trustee.
(3) Includes 19,019 shares which Mr. Burrell has the right to purchase pursuant to the exercise of stock options under the 1998 Option Plan and 9,159 shares allocated to Mr. Burrell's account under the 401(k) Plan.
(4) Includes shares which officers and directors as a group have the right to purchase pursuant to the exercise of stock options under the 1998 Option Plan and shares allocated to executive officers under the 401(k). Shares held by the 401(k) have been counted only once in the computation of ownership by all officers and directors as a group.


--------------------------------------------------------------------------------
                       PROPOSAL I -- ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     The Company's Board of Directors is currently composed of eight members. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes which shall be as nearly equal in number as possible. The terms of only one class of directors expires at each annual meeting. The Company's Articles of Incorporation generally provide that directors are to be elected for terms of three years and until their successors are elected and qualified.

     Three directors will be elected at the Meeting to serve for a three-year period, and until their respective successors have been elected and qualified. The Board of Directors has nominated to serve as directors Paul G. Burton, H. Thompson King, III and R. Allen Rippy for three year terms. It is intended that the persons named in the proxies solicited by the Board will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

     Under the Company's Bylaws, directors shall be elected by a majority of those votes cast by stockholders at the Meeting. Votes which are not cast at the Meeting, either because of abstentions or broker non-votes, are not considered in determining the number of votes which have been cast for or against the election of a nominee.

     The following table sets forth the names of the Board of Directors' nominees for election as directors and of those directors who will continue to serve as such after the Meeting. Also set forth is certain other information with respect to each person's age, the year he first became a director of Cooperative Bank, the expiration of his term as a director, and the number and percentage of shares of the Common Stock beneficially owned. With the exception of Mr. Rippy, who was appointed in 1997, and Mr. Carter who was appointed in 2001, all of the individuals were initially appointed as directors of the Company in connection with the Company's incorporation in April 1994.

                                                                                      SHARES OF
                                                YEAR FIRST                          COMMON STOCK
                               AGE AT           ELECTED AS           CURRENT        BENEFICIALLY
                            DECEMBER 31,        DIRECTOR OF           TERM            OWNED AT          PERCENT
       NAME                     2001         COOPERATIVE BANK       TO EXPIRE     MARCH 6, 2002 (1)    OF CLASS
       ----                   --------       ----------------       ---------     -----------------    --------

                                             BOARD NOMINEES FOR TERM TO EXPIRE IN 2005
Paul G. Burton                   66                 1992              2002              22,583  (2)       .8%
H. Thompson King, III            59                 1990              2002              23,393  (2)       .8%
R. Allen Rippy                   50                 1997              2002              20,722  (2)       .7%

                                                 DIRECTORS CONTINUING IN OFFICE

Frederick Willetts, III          52                 1976              2003             253,307  (3)      8.9%
F. Peter Fensel, Jr.             52                 1990              2003              24,178  (2)       .9%
James D. Hundley                 60                 1990              2004              32,125  (2)      1.1%
O. Richard Wright, Jr.           57                 1992              2004              65,266  (2)      2.3%
Russell M. Carter                52                 2001              2004              13,000  (2)       .5%

----------
(1) Includes stock held in joint tenancy; stock owned as tenants in common; stock owned or held by a spouse or other member of the individual's household; stock allocated through an employee benefit plan of the Company; stock subject to options exercisable within 60 days; and stock owned by businesses in which the director is an officer or major stockholder, or as a custodian or trustee, or by spouses as a custodian or trustee, over which shares the director effectively exercises sole or shared voting and/or investment power, unless otherwise indicated.
(2)  Includes 10,000,  10,000, 15,424, 10,000, 10,000, 10,000, and 10,000 shares which Messrs. Burton, King, Rippy, Fensel, Hundley, Wright and Carter have the right to purchase pursuant to the exercise of stock options under the 1998 Option Plan.
(3) Includes 17,000 shares which Mr. Willetts has the right to purchase pursuant to the exercise of stock options under the 1998 Option Plan and 18,339 shares allocated to Mr. Willetts' account under the 401(k). Also includes shares of Common Stock owned by Mr. Willetts' spouse and children, as well as shares held in various family trusts of which Mr. Willetts serves as a trustee.

     The principal occupation of each director of the Company for the last five years is set forth below.

     PAUL G. BURTON is President of Burton Steel Company of Wilmington, North Carolina. He is a native of Wilmington and a graduate of North Carolina State University. Mr. Burton is active in the National Society of Professional Engineers. He is a past President of the North Carolina Azalea Festival. He has served on the Governor's Board for Travel and Tourism, the Mayor's Task Force on Economic Development, the North Carolina Ports Railway Commission and the Wilmington Industrial Development Commission.

     H. THOMPSON KING, III was named President of Hanover Iron Works, Inc. in 1982. He joined the firm in 1973, representing a fourth generation succession of the founders of the company. He holds an undergraduate degree in Economics from North Carolina State University and a Masters Business Administration degree from the University of North Carolina at Chapel Hill. Hanover Iron Works, Inc. specializes in metal fabrication, roofing, heating and air conditioning. Mr. King is a native of Wilmington, North Carolina. He is a member of the Wilmington Rotary Club. He has served as President of Carolina Roofing and Sheet Metal Contractors Association, the New Hanover County Airport Authority and was Vice President of the Wilmington Chamber of Commerce.

     R. ALLEN RIPPY is Vice President of Rippy Cadillac Oldsmobile, Inc. He is a graduate of the University of North Carolina at Chapel Hill. He is a co-dealer for Cadillac of Wilmington and the retailer for Wilmington Mitsubishi and Saturn of Wilmington. He is currently serving on the UNCW Foundation Board. He is a past Deacon at First Presbyterian Church of Wilmington and has been extremely active with the youth programs of his church.

     FREDERICK WILLETTS, III has been employed by the Bank since 1972 and has served as the Chief Executive Officer and President since June 1, 1991. He was named to the additional position of Chairman of the Board during 1998. Mr. Willetts is past Chairman of the North Carolina Bankers Association and served on the Board of Directors of America's Community Bankers. He has served on the Thrift Institutions Advisory Council to the Federal Reserve Board, as President of the Southeastern Conference of the U.S. Savings and Loan League, the Greater Wilmington Chamber of Commerce, the Foundation of the Episcopal Diocese of East Carolina, Vice Chairman of the Foundation of the University of North Carolina at Wilmington and as President of Wilmington Industrial Development (Committee of
100). Mr. Willetts was the recipient of the New Hanover Distinguished Service Award in 1987, the "Five Outstanding Young North Carolinians" Award in 1988, the Glen Troop Award for outstanding public service to the thrift industry in 1990 and the Wilmington Good Citizenship Award in 1994.

     F. PETER FENSEL, JR. is President of F. P. Fensel Supply Company in Wilmington, North Carolina. He has served as President of the North Carolina Azalea Festival, the Cape Fear Sertoma Club, Wilmington Industrial Development and the Brigade Boys Club. He was Vice President of the Greater Wilmington Chamber of Commerce and has served as a board member of Plantation Village and the Cape Fear Area United Way. He currently serves as a board member of the Historic Wilmington Foundation and the Foundation of the University of North Carolina at Wilmington.

     JAMES D. HUNDLEY, M.D. is the President of the Wilmington Orthopaedic Group; past president of the North Carolina Orthopaedic Association, the UNC Medical Alumni Association, the New Hanover-Pender Medical Society, the Cape Fear Academy Board of Trustees, and the Wilmington Rotary Club; past Chief of Staff of the New Hanover Regional Medical Center; past chairman of the New Hanover Public Library Advisory Board; and was Athletic Team Physician for the University of North Carolina at Wilmington for over twenty years. He is the director of the Rotary/Orthopaedic Crippled Children's Clinic, a member of the National Board for Certification of Orthopaedic Physician Assistants, and a member of the N.C. Osteoporosis Prevention Task Force. He currently chairs the MedNet (electronic medical records) Physician Task Force for the New Hanover Health Network and is a Clinical Assistant Professor in the Department of Orthopaedics at UNC Hospitals in Chapel Hill and an adjunct professor at UNC-Wilmington. He received a Distinguished Service Award from the UNC Medical Alumni Association in May of 2000 and was an invited Orthopaedic Visiting Professor in January of 2001. Dr. Hundley was listed in the BEST DOCTORS IN AMERICA, SOUTHEAST REGION 1996-1997 and again in 1998-1999.

     O. RICHARD WRIGHT, JR. is the senior partner in the law firm of McGougan, Wright, Worley, Harper and Bullard, established in Tabor City, North Carolina in 1932, and has been associated with the firm since 1971. Mr. Wright is the owner of Flat Bay Farms and is co-owner of residential and commercial rental property firms known as WSIC and FBIC. He and his wife, Jenny McKinnon Wright, also own the River Inn located at 314 South Front Street in Wilmington. Mr. Wright served in the North Carolina House of Representatives for seven terms during the years 1974 to 1988. He serves on the Board of Directors of a number of civic and community organizations including the Tabor City Committee of 100, the Southeastern Community College Foundation, the Lewis A. Sikes Foundation, the Olive Battle Wright Scholarship Foundation, the Columbus County Committee of 100, the North Carolina Retail Merchants Association, the University of North Carolina General Alumni Association and the Cape Fear Council Boy Scouts of America. Mr. Wright has served as President of the Law Alumni Association of the University of North Carolina at Chapel Hill, as President of the Tabor City Civitan Club, as President of the Southeastern Genealogical Society and as President of the Southeastern Community College Foundation. In January 2000 he was named Outstanding Citizen of the Year by the Greater Tabor City Chamber of Commerce.

     RUSSELL M. CARTER is President of Atlantic Corporation, a converter and distributor of industrial paper and packaging materials, with facilities in Tabor City, Wilmington, Greensboro, Charlotte, Asheville, Hickory, High Point, and Greenville, South Carolina. He has managed Atlantic for the past 25 years as the company has grown from 30 employees to 400. Mr. Carter has served on numerous civic and community boards including United Carolina Bank Holding Company and BB&T North Carolina Board. He served as President of Cape Fear Academy and the Boy Scouts Executive Committee. He currently serves on the Board of the Wilmington Industrial Development Committee (Committee of 100), is on the Board of Trustees for University of North Carolina-Chapel Hill, and the Journalism School Board of Visitors and is an Elder in First Presbyterian Church of Wilmington.


--------------------------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     The Board of Directors of the Company conducts business through meetings of the Board and of its committees. During the fiscal year ended December 31, 2001, the Board of Directors held 12 regular meetings and 1 planning retreat. No director attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served during this period.

     The Company's Audit Committee consists of Directors Rippy, King and Fensel. All members of the Audit Committee are deemed to be independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. This committee meets periodically on call by the Internal Auditor for the purpose of reviewing the activities and findings of the Internal Audit Department and the Independent Accountants. The Audit Committee met five times during the fiscal year ended December 31, 2001.

     The Personnel Committee, composed of Directors Hundley, Wright and Burton meets periodically for the purpose of reviewing compensation of all employees and officers and met four times during the fiscal year ended December 31, 2001 for this purpose.

     The full Board of Directors selects nominees for election as directors. The Company does not have a standing nominating committee.

--------------------------------------------------------------------------------
                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

BOARD PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     GENERAL. The function of administering the Company's executive compensation policies is currently performed by the Personnel Committee of the Board of Directors of Cooperative Bank (the "Committee"), which is composed entirely of outside directors. The Committee is responsible for developing and making recommendations to the Board concerning compensation paid to the Chief Executive Officer and each of the other executive officers, and for administering all aspects of the Company's executive compensation program, including employee benefit plans.

     The Committee makes its recommendations to the Board concerning executive compensation on the basis of its annual review and evaluation of the Company and Cooperative Bank's corporate performance and the compensation of its executive officers as compared with other companies similar in size and market capitalization.

     EXECUTIVE   COMPENSATION  PROGRAM.  The  Company's  executive  compensation program, which was developed with the objective of attracting and retaining highly qualified and motivated executives, and recognizing and rewarding outstanding performance, has the following components: (i) base salaries (subject to the terms of existing employment agreements), (ii) stock options,
(iii) Bonuses, (iv) miscellaneous other fringe benefits. During the year 2001, the Company hired an independent third party to review compensation of the executive officers.

     Base salary increases are determined on the basis of a combination of cost of living and individual and corporate performance. During the year ended December 31, 2001, base salaries of executive officers were determined by a review of peer group compensation. The compensation survey results of the America's Community Bankers, survey results of the North Carolina Bankers Association and SNL Securities Executive Compensation Review were compared to salaries of the Company's executive officers. Peer groups were compared to the Company by asset range and geographic region. By comparison, salaries for the Bank's executive officers were on the low to average end of the range for comparable peer groups.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The base salary of the Chief Executive Officer is established by the terms of the employment agreement entered into between Mr. Willetts and Cooperative Bank in 1991 (see "Employment and Severance Agreements" below). The Chief Executive Officer's base salary under the agreement was determined on the basis of the Committee's review and evaluation of the compensation of chief executives of other companies similar in size and market capitalization to Cooperative Bank. The chief executive officer's salary is compared to the same survey results as those of the other executive officers. The geographic regions used for the surveys were North Carolina financial institutions and the South Atlantic states financial institutions. The survey asset range used by the America's Community Bankers was $300 to $500 million and the asset range used by the North Carolina Bankers Association was $200 million above. The asset range for the SNL Securities Executive Compensation Review was $250 million to $500 million with 51 institutions reporting. The number of institutions reporting data for the America's Community Bankers survey in the $300 to $500 million asset group was 70 and the number reporting for the South Atlantic region was 59. The number of institutions reporting for the North Carolina Bankers Association by assets in excess of $400 million was 10.

                              PERSONNEL COMMITTEE OF THE BOARD OF DIRECTORS Paul G. Burton
                              James D. Hundley
                              O. Richard Wright, Jr.

     SUMMARY COMPENSATION TABLE. The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the other executive officers whose salary and bonus exceeded $100,000 (each, a "Named Executive Officer"). Except as set forth below, no other executive officer received salary and bonuses in excess of $100,000 during the year ended December 31, 2001.

                                                                               LONG-TERM COMPENSATION
                                                                                     AWARDS
                                              ANNUAL COMPENSATION              ----------------------
NAME AND PRINCIPAL                         -------------------------                  SECURITIES            ALL OTHER
   POSITION                     YEAR       SALARY              BONUS              UNDERLYING OPTIONS       COMPENSATION
-------------------             -----      ------              -----           ----------------------      ------------
Frederick Willetts, III         2001      $200,000            $40,000                  8,000                $46,202 (1)
  Chairman, President and       2000       180,000             35,000                     --                 25,200
  Chief Executive Officer       1999       180,000             35,000                  9,000                 25,200

O.C. Burrell, Jr.               2001      $130,000            $10,000                     --                $12,031 (1)
 Chief Operating Officer        2000       125,000             10,000                  4,815                     --
                                1999       125,000             25,000                     --                     --

----------
(1) For Mr. Willetts, All Other Compensation consists of directors' fees ($31,800) and expense associated with indexed retirement agreement ($14,402). For Mr. Burrell, All Other Compensation consists solely of expense associated with indexed retirement agreement.

     OPTION GRANTS IN FISCAL YEAR 2001. The following table contains information concerning the grant of stock options during the year ended December 31, 2001 to the Chief Executive Officer. No options were awarded to the other Named Executive Officer.

                                            PERCENT                                           POTENTIAL REALIZABLE
                                            OF TOTAL                                            VALUE AT ASSUMED
                             NUMBER OF       OPTIONS                                          ANNUAL RATES OF STOCK
                            SECURITIES     GRANTED TO                                          PRICE APPRECIATION
                            UNDERLYING      EMPLOYEES                                           FOR OPTION TERM (1)
                              OPTIONS       IN FISCAL      EXERCISE         EXPIRATION       ---------------------
NAME                          GRANTED         YEAR          PRICE              DATE             5%         10%
----                          -------      ----------       -----           ----------       ---------   ---------
Frederick Willetts, III        8,000          100%          $11.50           12/21/11         $57,858     $146,624

-----------------
(1) Represents the difference between the aggregate exercise price of the options and the aggregate value of the underlying Common Stock at the expiration date assuming the indicated annual rate of appreciation in the value of the Common Stock as of the respective date of grant.

     AGGREGATED OPTION EXERCISES AND OPTION YEAR-END VALUE TABLE. The following table sets forth information regarding the number and value of options held by each of the Named Executive Officers at the end of 2001.

                                                                 NUMBER OF                 VALUE OF UNEXERCISED
                              SHARES                        UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                            ACQUIRED ON       VALUE         AT FISCAL YEAR-END              AT FISCAL YEAR-END
NAME                         EXERCISE       REALIZED   (ALL IMMEDIATELY EXERCISABLE) (ALL IMMEDIATELY EXERCISABLE)(1)
----                        -----------     --------   ----------------------------- --------------------------------
Frederick Willetts, III       71,414        $792,695              17,000                        $      --
O.C. Burrell, Jr.               --              --                19,019                          $33,000

----------
(1) Based on the difference between (i) the reported closing sale price per share on the Nasdaq National Market at fiscal year-end ($10.80 per share) and (ii) the option exercise price per share, as adjusted.

     PENSION PLAN. The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service.

                                                       BENEFIT YEARS OF SERVICE
                         -----------------------------------------------------------------------------------------
       HIGH-5
      AVERAGE
       SALARY                5          10         15         20          25         30          35         40
     ----------          -----------------------------------------------------------------------------------------
      $10,000              $  600     $ 1,300     $1,900    $ 2,500     $ 3,100    $ 3,800     $ 4,400    $ 5,300
       30,000               1,900       3,800      5,600      7,500       9,400     11,300      13,100     15,800
       60,000               4,300       8,600     13,000     17,300      21,600     25,900      30,200     35,500
       90,000               6,900      13,900     20,800     27,800      34,700     41,700      48,600     56,500
      120,000               9,600      19,100     28,700     38,300      47,800     57,400      67,000     77,500
      150,000              12,200      24,400     36,600     48,800      61,000     73,200      85,400     98,500
      160,000              13,100      26,100     39,200     52,300      65,300     78,400      91,500    105,500
      170,000              13,900      27,900     41,800     55,800      69,700     83,700      97,600    112,500
      200,000              16,600      33,100     49,700     66,300      82,800     99,400     116,000    133,500
      230,000              19,200      38,400     57,600     76,800      96,000    115,200     134,400    154,500


     As of December 31, 2001, Messrs. Willetts, III and Burrell, Jr. had 29 and 9 years, respectively, of service under the Pension Plan.

     EMPLOYMENT AND SEVERANCE AGREEMENTS. Cooperative Bank maintains an employment agreement with Frederick Willetts, III, Chairman, President and Chief Executive Officer. The agreement has a term of five years, and provides for a current annual base salary of $200,000. The employment agreement provides for a salary review by the Board of Directors not less often than annually with increases to be made in the Board's sole discretion, and also provides for inclusion in any customary fringe benefits and vacation and sick leave. The agreement is terminable upon death, and is terminable by Cooperative Bank for "just cause" as defined in the agreement. If Cooperative Bank terminates Mr. Willetts' employment without just cause, he will be entitled to a continuation of his salary and other benefits from the date of termination through the remaining term of the agreement. Mr. Willetts is able to terminate his agreement by providing written notice to the Board of Directors.

     Mr. Willetts' employment agreement contains a provision stating that in the event of the voluntary or involuntary termination of employment in connection with, or within one year after, any change in control of the Company or Cooperative Bank, Mr. Willetts will be paid a sum equal to 2.99 times the average annual compensation he received during the five taxable years immediately prior to the date of change in control. "Control" generally refers to the ownership, holding or power to vote more than 25% of the Company's or Cooperative Bank's voting stock, the control of the election of a majority of directors or the exercise of a controlling influence over the management or policies of the Company or Cooperative Bank by any person or group.

     The Bank also maintains a severance agreement with O.C. Burrell, Jr., Chief Operating Officer of the Bank. This agreement provides that in the event of the involuntary termination of his employment with the Bank in connection with, or within one year after, any change in control of the Bank, he shall be paid an amount equal to 2.99 times the total cash compensation paid to him during the 12 month period preceding such termination. "Control" is defined in the same way as under Mr. Willetts' employment agreement. Mr. Burrell may also be entitled to receive the foregoing termination payment in the event of his voluntary termination of his employment in connection with a change of control under the following circumstances: (1) if he would be required to relocate outside the metropolitan area of Wilmington, North Carolina, (2) if in the organizational structure of the Bank he would be required to report to persons other than the President, (3) if the Bank fails to maintain employee benefit plans at pre-change in control levels, (4) if the officer would be assigned duties and responsibilities other than those normally associated with his position as Executive Vice President and Chief Operating Officer, and (5) if the officer's responsibilities or authority have in any way been diminished.

     The aggregate payment to Messrs. Willetts and Burrell, assuming the termination of employment or other triggering events under the foregoing circumstances at December 31, 2001, would be approximately $646,813 and $419,027, respectively.

     The provisions of these agreements may have the effect of discouraging a future takeover attempt in which stockholders of the Company otherwise might receive a premium for their shares over then-current market prices.

     EXECUTIVE INDEXED RETIREMENT AGREEMENTS. Cooperative Bank entered into Executive Indexed Retirement Agreements with each of Messrs. Willetts and Burrell. The purpose of these agreements is to help retain qualified management for certain key positions by offering a benefit that rewards key officers of the Company and Cooperative Bank for their years of service. The agreements with the executives establish pre-retirement accounts for the benefit of each of them which are increased or decreased each year by an amount equal to the difference between the after-tax earnings on specified adjustable life insurance contracts less that year's premium expense and less the Bank's cost of funds expense on premiums paid to date (the "Index Retirement Benefit"). If the executives remain in the employment of the Bank until age 65, they will be entitled to receive the balance in their pre-retirement account as of the Plan Year ending immediately preceding the attainment of age 65 in 288 equal monthly installments (the "Primary Normal Retirement Benefit"). In addition, within 60 days following the end of the Plan Year following the executive's termination of employment and continuing until his death, the Bank shall pay a "Secondary Normal Retirement Benefit" in an amount based upon the return on the increase in the cash surrender value of certain insurance policies used to fund these agreements. In the event of disability, the executives will become 100% vested in their accounts and entitled to immediately begin receiving their retirement benefits. In the event of the executive's death, the remaining unpaid balance of their account shall be paid in a lump sum to their designated beneficiaries. If the executives voluntarily resign before reaching age 65, they will not be entitled to receive any payment, If the executives are involuntarily terminated prior to age 65 (other than for cause, due to disability or as a result of a Change in Control) they will be entitled to receive in a lump sum the value of their retirement accounts as of the end of the last plan year. In the event the executives are terminated within 12 months following a change in control, they will be entitled to receive their benefits at age 65 as if they had been continuously employed until age 65. For purposes of the agreements, a change in control will occur if any corporation, person or group acquires more than 25% of the voting stock of the Company or the Bank. At December 31, 2001, the balances in the pre-retirement accounts of Messrs. Willetts and Burrell were $14,402 and $12,030, respectively.

     In order to fund the benefits payable under the Executive Indexed Retirement Agreements, the Bank has purchased life insurance policies on Messrs. Willetts and Burrell. The policies are designed to offset the program's costs during the lifetime of the participant and to provide complete recovery of all the program's costs at their death. The Bank is the sole owner of these policies and has exclusive rights to the cash surrender value. The Company has entered into split dollar agreements with the executives similar to those entered into with directors.

--------------------------------------------------------------------------------
                             DIRECTORS' COMPENSATION
--------------------------------------------------------------------------------

     Members of the Board of Directors and committees of the Board of Directors receive $1,100 per month for Cooperative Bank and $500 per month for Cooperative Bankshares, plus the same compensation for a strategic planning retreat No additional fees are paid for committee membership or meetings. The Chairman of the Board receives an additional fee of $1,000 per month. New directors are eligible to receive stock options to purchase 10,000 shares under the 1998 Stock Option and Incentive Plan. During the year ended December 31, 2001, 10,000 option shares were granted to Russell M. Carter.

     DIRECTOR RETIREMENT AGREEMENTS. In order to provide retirement benefits for non-employee directors, the Bank entered into Director Retirement Agreements with each of the non-employee directors of the Bank. Each

Director Retirement Agreement provides for a benefit of $19,200 annually for retirement on or after reaching the normal retirement age of 72. The Director Retirement Agreements provide for a reduced lump sum payment in the event of termination, with the amount varying depending on the reason for the early termination. No benefit is payable in the event of termination for cause. In the event of the director's death, a lump sum payment shall be paid to the director's designated beneficiaries.

     In order to fund the benefits payable under the Director Retirement Agreements, the Bank has purchased life insurance policies on each director. The policies are designed to offset the program's costs during the lifetime of the participant and to provide complete recovery of all the program's costs at their death.

     DIRECTOR DEFERRED FEE AGREEMENTS. Each of the Company and Bank entered into Director Deferred Fee Agreements with each of the Directors (other than Director Willetts at the Bank level). Pursuant to the terms of the Deferred Fee Agreements, each director may elect to defer up to 100% of the fees he would otherwise be entitled to receive for serving as director. The directors are entitled to change the election amount annually. Interest on the amount deferred is credited at a rate of 10%. Commencing one month after retirement at or after age 72, the director will be entitled to receive the balance in his deferral account in 120 monthly installments. In the event of termination of service prior to reaching age 72 for reasons other than death or change of control, the director will be entitled to receive the balance in his deferral account in a lump sum payment. In the event of a change in control, pursuant to the terms of the Director Deferred Fee Agreements with the Bank, a director will be entitled to receive a lump sum payment in the amount of the greater of such director's deferral account or $169,748. The Deferred Fee Agreements between the directors and the Company provide for a lump sum payment upon a change of control in the amount of the greater of the director's deferral account and $77,158. In the event of the death of a director, whether before or after termination of service but before payments have commenced, the director's beneficiary will be entitled to receive in a lump sum the director's deferral account balance. In the event of the death of the director after payments have commenced, such beneficiary will be entitled to receive the remaining payments due to him at the same time and in the same amounts as the director was receiving at the time of death.

--------------------------------------------------------------------------------
                       COMPARATIVE STOCK PERFORMANCE GRAPH
--------------------------------------------------------------------------------

     The graph and table which follow show the cumulative total return on the Common Stock of the Company for the five years ended December 31, 2001, compared with the cumulative total return of the NASDAQ Stock Market Index for U.S. Companies and the NASDAQ Bank Stocks Index over the same period. Cumulative total return on the stock or the index equals the total increase in value since January 1, 1996 assuming reinvestment of all dividends paid into the stock or the index, respectively.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER
                  RETURN* FOR THE COMPANY AND SELECTED INDICES


[Line graph appears here depicting the cumulative total shareholder return of $100 invested in the Common Stock as compared to $100 invested in all companies whose equity securities are traded on the NASDAQ Stock Market and banking companies traded on the NASDAQ market. Line graph plots the cumulative total return from December 31, 1996 to December 31, 2001. Plot points are provided below.]



* $100 INVESTED ON 12/31/96 in stock or index-including reinvestment of dividends. Fiscal Year Ending December 31.

                                                  12/96     12/97     12/98     12/99      12/00     12/01
                                                  -----     -----     -----     -----      -----     -----
Cooperative Bancshares, Inc.                      100       241.98    117.28    108.64      98.93    110.81
NASDAQ Stock Market (U.S.)                        100       122.48    172.68    320.89     193.01    153.15
NASDAQ Bank                                       100       167.41    166.33    159.89     182.38    197.44

                        Source: Research Data Group, Inc.

--------------------------------------------------------------------------------
                             AUDIT COMMITTEE REPORT
--------------------------------------------------------------------------------

     The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management and KPMG LLP, the Company's independent auditors. In addition, the Audit Committee has discussed the matters required to be discussed under Statement on Auditing Standards No. 61 ("SAS 61"). In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required to be delivered by KPMG LLP under Independence Standards Board Standard No. 1 ("ISB Standard No. 1") addressing all relationships between the auditors and the Company that might bear on the auditors' independence. The Audit Committee has reviewed the materials received from KPMG LLP and has met with representatives of KPMG LLP to discuss the independence of the auditing firm.

     The Audit Committee has reviewed the non-audit services currently provided by the Company's independent auditor and has considered whether the provision of such services is compatible with maintaining the independence of the Company's independent auditors.

     Based on the Audit Committee's review of the consolidated financial statements, its discussion with KPMG LLP regarding SAS 61, and the written materials provided by KPMG LLP under ISB Standard No. 1 and the related discussion with KPMG LLP of their independence, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                                             THE AUDIT COMMITTEE
                                                                  H. Allen Rippy
                                                           H. Thompson King, III
                                                            F. Peter Fensel, Jr.


--------------------------------------------------------------------------------
                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

     KPMG LLP served as the Company's independent certified public accountants for the fiscal year ended December 31, 2001. A representative of KPMG LLP is expected to be present at the Meeting to respond to appropriate questions and to make a statement, if so desired.


--------------------------------------------------------------------------------
               AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT
--------------------------------------------------------------------------------

AUDIT FEES

     During the fiscal year ended December 31, 2001, the aggregate fees for professional services rendered by KPMG LLP for the audit of the Company's annual consolidated financial statements and the reviews of the condensed consolidated financial statements included in the Company's Quarterly Reports on Forms 10-Q filed during the fiscal year ended December 31, 2001 were $57,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company did not engage KPMG LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

ALL OTHER FEES

     For the fiscal year ended December 31, 2001, the aggregate fees paid for all other services rendered (other than audit services and financial information systems design and implementation services) by KPMG LLP during 2001, were $85,280. These other services consisted primarily of assistance with strategic planning and tax services.


--------------------------------------------------------------------------------
                          TRANSACTIONS WITH MANAGEMENT
--------------------------------------------------------------------------------

     In the normal course of its business the Company makes loans to its directors and executive officers. Any such extension of credit must be made on substantially the same terms as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with non-affiliated parties. Cooperative Bank will make executive officers extensions of credit with favorable features, such as reduced interest rates and reduced or waived fees, if the loan program is widely available to all other employees and does not give preference to executive officers over other employees.


--------------------------------------------------------------------------------
             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------------------------------

     Pursuant to regulations promulgated under the 1934 Act, the Company's officers, directors and persons who own more than ten percent of the outstanding Common Stock (collectively, the "Reporting Persons") are required to file reports detailing their ownership and changes of ownership in such Common Stock, and to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received during or with respect to the fiscal year ended December 31, 2001, the Company believes that during the year ended December 31, 2001, all of its Reporting Persons have complied with the reporting requirements with the exception that Director Carter failed to timely file a Form 4 and Dickson B. Bridger inadvertently failed to show 150 shares belonging to his minor child on Form 3, and also inadvertently failed to report 15 shares purchased for the same minor child on Form 4.


--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.


--------------------------------------------------------------------------------
                                  MISCELLANEOUS
--------------------------------------------------------------------------------

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., a proxy soliciting firm, will assist the Company in soliciting proxies for the meeting and will be paid a fee of approximately $4,000 plus reimbursement for out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and the Bank, without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

     The Company's Annual Report to Stockholders for the year ended December 31, 2001, including financial statements, is being mailed to all stockholders of record as of the Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

HOUSEHOLDING OF PROXY MATERIAL

     It is our policy to "Household" Annual Reports, Proxy materials and similar documents. Only one Annual Report to Stockholders and one Proxy Statement is being sent to multiple shareholders sharing a single address, unless the Company has received instructions to the contrary. We will continue to separately mail a proxy card for each registered stockholder account. You may request (in writing) for additional copies of proxy material to: Investor Relations Department, Cooperative Bankshares, Inc., P.O. Box 600, Wilmington, NC 28402, telephone number 1-910-343-0181.


--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 201 Market Street, Wilmington, North Carolina 28401, no later than November 20, 2002. Any such proposal shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

     Stockholder proposals to be considered at the Annual Meeting, other than those submitted pursuant to the Exchange Act, must be stated in writing and filed with the Secretary of the Company, not less than twenty days prior to the date of the Annual Meeting.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 Linda B. Garland
                                 Vice President and Secretary

Wilmington, North Carolina
March 22, 2002

--------------------------------------------------------------------------------
                           ANNUAL REPORT ON FORM 10-K
--------------------------------------------------------------------------------

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, COOPERATIVE BANKSHARES, INC., P.O. BOX 600, WILMINGTON, NORTH CAROLINA 28402.
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                                       14

                                 REVOCABLE PROXY
                          COOPERATIVE BANKSHARES, INC.
                           WILMINGTON, NORTH CAROLINA

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                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 2002
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     The  undersigned  hereby appoints F. Peter Fensel Jr., James D. Hundley and
O. Richard Wright, Jr. of Cooperative Bankshares, Inc. (the "Company") with full powers of substitution, to act as proxies for the undersigned to vote all shares of the Company's common stock, $1.00 par value, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 26, 2002 at 11:00 a.m., and at any and all adjournments thereof, as follows:

                                                                       VOTE
                                                          FOR         WITHHELD
                                                          ---         --------
         1.       The election as directors of the
                  nominees listed below (except as        [  ]         [  ]
                  marked to the contrary below).

                  Paul G. Burton
                  H. Thompson King, III
                  R. Allen Rippy

                  INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, INSERT THAT NOMINEE'S NAME ON THE LINE
                  PROVIDED BELOW.

                  _____________________________________________


       The Board of Directors recommends a vote "FOR" nominees listed above.


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THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS
PROXY SHALL BE VOTED FOR EACH OF THE NOMINEES LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE HOLDERS THEREOF TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE 2002 ANNUAL MEETING.
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

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting, the Proxy Statement, and the Company's Annual Report to Stockholders for the Fiscal Year Ended December 31, 2001. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned's shares of the Company's Common Stock.

Dated: ________________________, 2002


_________________________________            ___________________________________
  PRINT NAME OF STOCKHOLDER                      PRINT NAME OF STOCKHOLDER


_________________________________            ___________________________________
   SIGNATURE OF STOCKHOLDER                      SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.



PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.